Exhibit 99.1

Harrington West Announces Record Results for the September 2003
Quarter and Raises Dividend Payment

    SOLVANG, Calif.--(BUSINESS WIRE)--Oct. 16, 2003--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its Harrington Bank division, today announced that it earned $2.0 million or 44 cents per share on a fully diluted basis in the September 2003 quarter, compared to $1.3 million or 38 cents per share in the September 2002 quarter. For the first nine months of 2003, the Company has earned $5.4 million or $1.20 per share on a fully diluted basis compared to $3.7 million and $1.05 per share in the same period in 2002. Net income increased 49.3% in the September 2003 quarter over the September 2002 quarter, and fully diluted earnings per share increased 15.8% over the same period, which takes into consideration the shares issued in the Company's initial public offering completed in November 2002. Return on average equity for the September 2003 quarter and year-to-date 2003 was 17.5% and 16.3%, respectively. These results compare to the return on average equity of 16.9% and 15.8% recorded in the same periods in 2002.
    Given the favorable earnings trend and the tax legislation that equalized dividend and federal long-term capital gain tax rates for individuals at 15%, the Board of Directors has declared a regular quarterly dividend of 10 cents per share, increasing the quarterly dividend payment by 25%. This action follows the doubling of the dividend payment last quarter. This dividend will be paid on November 7, 2003 to holders of record on October 24, 2003.
    Total assets were $900.3 million as of September 30, 2003, compared to $864.1 million at June 30, 2003 and $781.3 million at September 30, 2002. The increase in assets over the June 30, 2003 quarter of $36.2 million was primarily attributable to $7.1 million of loan growth and $25.6 million of investment securities growth. For the year to date, the asset growth of $76.0 million was primarily due to loan growth of $56.3 million and investment growth of $19.5 million. Book value per share was $10.67 at September 30, 2003 compared to $9.37 at September 30, 2002.

    Financial Performance Analysis

    The increase in net income in the September 2003 quarter relative to the quarter a year ago continues to be propelled by higher net interest income and fee income. Net interest income before the provision for loan losses was $6.9 million in the September 2003 quarter compared to $5.7 million in the September 2002 quarter, a 21.0% increase. For the first nine months of 2003, net interest income before provision for loan losses was $19.4 million compared to $16.0 million in the same period a year ago, a 21.3% increase. The net interest margin decreased slightly in September 2003 quarter to 3.2% compared to 3.3% in the same quarter last year, but increased from 3.0% in the June 2003 quarter. For the year to date, the net interest margin was 3.1% versus 3.2% last year.
    The Company has been shifting its loans from single-family residential loans to loans which have higher spreads such as commercial real estate, consumer, and business loans. The loan mix change is contributing to the net interest income improvement, as well as some short-term timing benefit between the pricing of assets and liabilities. The Company's management expects the net interest margin to normalize as lagging or periodic indexed loans and securities reprice. The Company's strategy is to seek to grow its loans at a double digit annual pace and to further pursue the favorable loan mix shift to grow net interest income.
    Banking fee income increased on year over year comparisons, driven by higher fee income in all categories. In the September 2003 quarter, banking fee income was $1.0 million compared to $.3 million in the September 2002 quarter, a 262.6% increase, and for the first nine months of 2003 was $3.3 million compared to $1.2 million for the same period a year ago, a 172.8% increase. Banking fee income decreased in the September 2003 quarter over the June 2003 quarter by $164 thousand, due mainly to a marginal decline in mortgage broker fee income.
    Operating expenses were $4.6 million in the September 2003 quarter and $13.3 million year to date 2003, compared to $3.6 million and $10.5 million in the September 2002 quarter and year to date 2002 periods, respectively. Operating expenses were up slightly in the September 2003 quarter relative to the June 2003 quarter as lower compensation and commission expenses were offset by higher workers' compensation insurance expense in California, some initial start-up expenses for the Company's new banking operations in Overland Park, Kansas and Ventura, California, and the write-off of a portion of the commitment fee on the Company's securitized line of credit that was paid off with the proceeds from the Company's capital trust securities offering on September 25, 2003.

    Community Banking Update

    Loan and deposits grew marginally in the quarter, as high loan portfolio prepayments and competition for deposit accounts constrained growth. Loan balances at September 30, 2003 were $504.3 million compared to $497.3 million at June 30, 2002 and $421.3 million at September 30, 2002. Total loan originations for portfolio and wholesale mortgage banking remained relatively strong at $121.1 million in the September 2003 quarter versus $148.8 million in the June 2003 quarter and $61.1 million in the September 2002 quarter. For the year to date September 30, 2003, loan originations were $388.6 million compared to $151.5 million in the same period a year ago, a 156.5% increase. Despite higher interest rates, management believes it can continue to generate favorable loan production in its new markets, coupled with the production capabilities through Los Padres Mortgage Company (LPMC), the joint venture with RE/MAX Achievers in the Phoenix metro to originate commercial real estate and residential loans through the clients of over 450 RE/MAX agents.
    Deposits were $539.9 million at September 30, 2003, compared to $538.9 million at June 30, 2003 and $510.6 million at September 30, 2002. Deposit growth was flat in the September quarter as management continued its efforts to lower its deposit cost to improve its margins in more mature markets. As a result, average non-interest bearing deposits grew by 15.6% to $23.6 million in the September 2003 quarter compared to $20.4 million at June 30, 2003 and $14.6 million at September 30, 2002. The total cost of deposits was 1.8% at September 30, 2003, declining by 12 basis points from the cost at June 30, 2003. The Scottsdale community banking office continued to grow reaching $46.9 million in deposits at September 30, 2003 versus $45.8 million and $17.5 million at June 30, 2003 and December 31, 2002, respectively. Management expects deposit growth to accelerate in the coming quarters, as the new banking offices are opened and selective deposit promotion is executed.
    Both the new banking offices in Overland Park, Kansas (Kansas City metro) and Ventura, California remain on track for December 2003 and April 2004 openings, respectively. The Company continues to seek expansion opportunities in all markets to fulfill its strategic goal to build multi-hundred million dollar banking operations in each of its markets over the next several years.

    Asset Quality

    Asset quality remained favorable with no non-performing assets as of September 30, 2003 and June 30, 2003, compared to $2.2 million at September 30, 2002. The Company's allowance for loan losses was increased by $100 thousand in the quarter based on the growth in loan balances. The allowance for loan losses was $4.5 million at September 30, 2003 or .89% of total net loans.

    Investment Performance Update

    The total investment portfolio was $346.4 million at September 30, 2003 compared to $320.8 million and $317.2 million at June 30, 2003 and September 30, 2002. The growth in the investment portfolio has been largely in floating rate, mortgage backed securities that are AA and A rated, pegged to 3 month LIBOR. The total investment portfolio produced an annualized hedged net interest margin to the one month LIBOR of approximately 2.1% for the September 2003 quarter. The net gain of $193 thousand in the quarter was primarily due to two factors:
(1) the favorable performance of commercial mortgage backed security swaps ($180 thousand) as spreads tightened on these instruments and
(2) the net gain of $30 thousand on the sale of mortgage backed securities and extinguishment of related long term borrowings. The Company is opportunistic in making investments that meet its target spreads and seeks to utilize excess capital against this portfolio until additional loan growth can be obtained.

    Closing Comments

    In commenting on the results of the September 2003 quarter, Chairman and CEO of Harrington West, Craig J. Cerny stated, "We are very pleased with our earnings results this quarter and especially the continued improvement in net interest income and margin. Banking fee income, too, continued to grow on a year over year basis although declining somewhat from the excellent June 2003 quarter due to lower prepayment penalty fees and somewhat lower originations with the higher rates. We are focused on enhancing and diversifying banking fee sources through our trust and investment activities (Harrington Wealth Management), loan and deposit fees, and mortgage banking activities. We hope to reduce volatility in our mortgage banking income by focusing on purchase related loan originations in the Bank and through the RE/MAX and Los Padres Bank joint venture, LPMC. We look forward to further growth in our franchise through our new operations, and although our earnings performance may be tempered somewhat in future quarters, we believe we are creating excellent franchise value in all market for our shareholders."
    Harrington West Financial Group, Inc, is a $900.3 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full service, banking operations on the central coast of California, Scottsdale, Arizona, and the Kansas City metro after opening of its new offices in Overland Park, Kansas and Ventura, California. It also owns Harrington Wealth Management Company, a trust and investment management company with $113.0 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc., the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company's beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                Harrington West Financial Group, Inc.

                                        At          At          At
                                     Sept. 30,   June 30,    Sept. 30,
                                       2003        2003        2002

Selected Financial Condition Data:
Total assets                         $900,345    $864,121    $781,295
Loans receivable, net                 504,336     497,254     421,349
Securities available for sale         344,085     318,479     314,770
Securities held to maturity             2,303       2,312       2,464
Trading account assets                  1,945       2,127       2,008
Deposits                              539,869     538,877     510,597
Federal Home Loan Bank advances       217,500     224,000     209,000
Note payable                                -      12,000      20,800
Trust Preferred Securities             15,000           -           -
Stockholders' equity                   46,308      44,892      31,444


                   At or for the Three Months    For the Nine Months
                             Ended                       Ended
                Sept. 30,   June 30,  Sept. 30,  Sept. 30,  Sept. 30,
                  2003       2003       2002       2003       2002

Selected Income
 Statement
 Data:
Interest income   $11,851    $11,306    $11,101    $34,515    $32,552
Interest
 expense            4,965      5,049      5,410     15,135     16,580
Net interest
 income             6,886      6,257      5,691     19,380     15,972
Provision for
 loan losses          100        250         50        710        325
Net interest
 income after
 provision for
 loan losses        6,786      6,007      5,641     18,670     15,647
Other income:
Income (loss)
 from trading
 account assets       380      1,294        (69)     2,249       (165)
Loss on
 extinguishment
 of debt             (187)      (892)         -     (1,610)         -
Other Gain
 (loss)                (2)       (40)         -         47          -
Banking fee
 income (1)         1,036      1,200        286      3,260      1,195
Total other
 income             1,227      1,562        217      3,946      1,030

Other expenses:
Salaries and
 employee
 benefits           2,521      2,555      1,997      7,545      5,937
Premises and
 equipment            679        671        556      2,003      1,579
Other expenses (2)  1,379      1,246      1,038      3,796      2,955
Total other
 expenses           4,579      4,472      3,591     13,344     10,471

Income before
 income taxes       3,434      3,097      2,267      9,272      6,206
Income taxes        1,436      1,286        929      3,859      2,550
Net income         $1,998     $1,811     $1,338     $5,413     $3,656

Common Stock
 Summary:
Diluted
 earnings per
 share              $0.44      $0.40      $0.38      $1.20      $1.05
Dividends per
 share               0.08       0.04       0.03       0.16       0.09
Stockholders'
 equity per
 share              10.67      10.37       9.37      10.67       9.37
Diluted
 weighted
 average shares
 outstanding    4,560,449  4,509,560  3,485,884  4,520,105  3,484,535

Selected
 Operating Data (3):

Performance
 Ratios and
 Other Data:
Return on
 average assets      0.91%      0.85%      0.73%      0.84%      0.67%
Return on
 average equity     17.53      16.31      16.87      16.26      15.83
Equity to
 assets              5.14       5.20       4.02       5.14       4.02
Interest rate
 spread (4)          3.07       2.87       3.14       2.95       3.04
Net interest
 margin (4)          3.24       3.04       3.30       3.11       3.21
Average interest-
 earning assets to
 average interest-
 bearing
 liabilities       107.38     106.83     105.13     106.87     105.07
Total
 non-interest
 expenses to
 average total
 assets              2.08       2.11       2.00       2.08       2.05
Efficiency
 ratio (5)          58.54      62.05      60.59      60.85      62.17


                                     At or for the Three Months Ended
                                     Sept. 30,    June 30,   Sept. 30,
                                       2003        2003        2002

Asset Quality Ratios (6):
Non-performing assets and troubled
 debt restructurings to total assets        -           -       0.28
Non-performing loans and troubled
 debt restructurings to total loans         -           -       0.52
Allowance for loan losses to total
 loans                                   0.89        0.89       0.96
Allowance for loan losses to total non-
 performing loans and troubled debt
 restructurings                             -           -     186.80
Net charge-offs to average loans
 outstanding                                -           -          -


(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions, and fees and other miscellaneous non-interest income.
(2) Consists of computer services, consulting fees, marketing, and other miscellaneous non-interest expenses.
(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.
(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Efficiency ratio represents non-interest expenses as a percentage of the aggregate of net interest income after provision for loan losses and non-interest income, excluding gains and losses on securities, deposits, and loans.
(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

    CONTACT: Harrington West Financial Group, Inc.
             For information contact:
             Craig J. Cerny, 913-663-0180
               or
             For share transfer information contact:
             Lisa Watkins, 805-688-6644